EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of Keystone Consolidated Industries, Inc. on Form S-8 related to the registration of common stock for the Keystone Consolidated Industries, Inc. 1997 Long-Term Incentive Plan of our report dated March 2, 1998, on our audits of the consolidated financial statements and financial statement schedule of Keystone Consolidated Industries, Inc. and Subsidiaries as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which report is included in the Annual Report on Form 10-Keystone.



Dallas, Texas
June 2, 1998